Exhibit 10.1

EMPLOYMENT AGREEMENT EXTENSION

Reference is made to the Employment Agreement (the “Agreement”), dated as of January 8, 2004, by and between Zylogen, Inc., a Delaware corporation and the predecessor to ZIOPHARM Oncology, Inc., a Delaware corporation (the “Company”), and Dr. Jonathan Lewis (the “Executive”). All terms used, but not otherwise defined herein, shall have the meanings assigned to them in the Agreement.

Each of the Board, the Company and the Executive hereby consent and agree as follows:

1.  Pursuant to Section 2 of the Agreement, the Term is extended for an additional one (1) year period.

2.  Section 5(a) of the Agreement is hereby amended by restating the first sentence in its entirety, as follows: “The Company shall pay Executive a salary (the “Base Salary”) equal to Three Hundred Eighty-Five Thousand Dollars ($385,000) per year.

  Except for the extension of the Term and the amendment to Section 5(a) of the Agreement provided above, the terms and conditions of the Agreement remain applicable in their entirety.

IN WITNESS WHEREOF, the Company and the Board have caused their respective duly authorized officer and representative to execute and the Executive has personally set his hand hereto as of the date set forth below.

ZIOPHARM Oncology, Inc. and Its Board of Directors

By:	/s/ Richard Bagley
Name: Richard Bagley
Title: President

EXECUTIVE

By:	/s/ Jonathan Lewis
Name: Jonathan Lewis, M.D.
Date: 21 December, 2006